                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                   The Interpublic Group of Companies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
                          1271 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020

                                                                  April 17, 1998

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of The Interpublic Group of Companies, Inc., to be held at 9:30 A.M. Eastern Time, on Monday, May 18, 1998. The meeting will be held in the Auditorium of the Equitable Center, 787 Seventh Avenue, New York, New York.

    The business to be considered is described in the attached notice of the meeting and Proxy Statement.

    In addition to these matters, there will be a report on the affairs of the Company, an opportunity for questions and comments by stockholders and a showing of selected commercials recently produced by the Company's subsidiaries.

    We hope you will be able to attend.

                                 Sincerely,
                                      PHILIP H. GEIER, JR.

                                        CHAIRMAN OF THE BOARD

                                        AND CHIEF EXECUTIVE OFFICER

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
                          1271 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 18, 1998

    The Annual Meeting of Stockholders of The Interpublic Group of Companies, Inc. (the "Company") will be held in the Auditorium of the Equitable Center, 787 Seventh Avenue, New York, New York, on Monday, May 18, 1998, at 9:30 A.M., Eastern Time, for the following purposes:

        1.  To elect 11 directors;

        2. To consider and act upon a proposal to confirm the appointment of Price Waterhouse LLP ("Price Waterhouse") as independent accountants of the Company for the year 1998;

        3. To consider and act upon a proposed stockholder resolution regarding Northern Ireland; and

        4. To transact such other business as may properly come before the meeting and any adjournment thereof.

    The close of business on March 23, 1998, has been designated as the record date for the determination of stockholders entitled to notice of and to vote at this meeting and any adjournment thereof.

                                          By Order of the Board of Directors,
                                              NICHOLAS J. CAMERA
                                              SECRETARY

Dated: April 17, 1998

    Whether or not you plan to attend the meeting in person, please fill in, sign, date and promptly return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. The proxy is revocable, so that you may still vote your shares in person if you attend the meeting and wish to do so.

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                                    GENERAL

INTRODUCTION

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Management") of The Interpublic Group of Companies, Inc. ("Interpublic" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders, which will be held in the Auditorium of The Equitable Center, 787 Seventh Avenue, New York, New York, at 9:30 A.M., Eastern Time, on Monday, May 18, 1998.

    The address of the Company's principal executive office is 1271 Avenue of the Americas, New York, NY 10020. This Proxy Statement and the enclosed form of proxy are first being sent to stockholders on or about April 17, 1998. The Company's Annual Report to Stockholders was first sent to stockholders on or about March 31, 1998.

    Any proxy given in response to this solicitation may be revoked at any time before it has been exercised. The giving of the proxy will not affect your right to vote in person if you attend the meeting. If you do not attend the Annual Meeting, or if you attend but do not vote in person, the shares represented by your proxy will be voted in accordance with your instructions on the matters set forth in items 1 through 3. If no voting instructions are given with respect to any one or more of the items, a duly executed proxy will be voted on the uninstructed matters as follows: FOR Management's nominees for election as directors, FOR the confirmation of Price Waterhouse LLP ("Price Waterhouse") as independent accountants for 1998 and AGAINST the stockholder resolution regarding Northern Ireland. A duly executed proxy also will be voted in the discretion of the proxy holder on any other matter arising and voted upon at the meeting.

OUTSTANDING SHARES

    The record date for the Annual Meeting is March 23, 1998. The outstanding capital stock of the Company at the close of business on March 23, 1998 consisted of 131,754,675 shares of Common Stock. Each share of Common Stock is entitled to one vote on all matters that are submitted to a vote of stockholders at the meeting. The following table sets forth information concerning direct and indirect beneficial ownership of the Company's Common Stock as of December 31, 1997 by persons known to the Company to have beneficial ownership of more than 5% of the Common Stock of the Company:

                                                                           AMOUNT
                                                                       AND NATURE OF     PERCENT
                          NAME AND ADDRESS                               BENEFICIAL        OF
                         OF BENEFICIAL OWNER                            OWNERSHIP(1)      CLASS
---------------------------------------------------------------------  --------------  -----------
The Capital Group Companies, Inc.....................................     6,365,490(2)        5.1%
  and subsidiaries
  333 South Hope Street
  Los Angeles, CA 90071

------------------------

(1) Securities and Exchange Commission rules deem a person to be the beneficial owner of a security (for purposes of the proxy statement disclosure) if that person has or shares either or both voting or investment power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership thereof within 60 days--for example, through the exercise of a stock option.

(2) Based on information supplied by The Capital Group Companies, Inc. ("Capital") in a Schedule 13G filed with the Securities and Exchange Commission on or about February 10, 1998. Capital reports

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

    that it is the parent holding company of a group of investment management companies that, by reason of their discretionary investment management activities, in the aggregate have sole voting power with respect to 2,411,040 shares of Common Stock and sole dispositive power with respect to 6,365,490 shares of Common Stock. Capital disclaims beneficial ownership of all such shares of Common Stock.

    The following table sets forth information concerning the direct and indirect beneficial ownership of the Company's Common Stock as of March 23, 1998 by each director, each nominee for election as a director, each executive officer named in the Summary Compensation Table below, and all directors and executive officers of the Company as a group:

                                                                     COMMON
                                                                     STOCK        OPTIONS
                                                                   OWNERSHIP    EXERCISABLE
     NAME OF BENEFICIAL OWNER                                      (1)(2)(3)   WITHIN 60 DAYS
-----------------------------------------------------------------  ----------  --------------
Eugene P. Beard..................................................     365,489        470,715
Frank J. Borelli.................................................       3,750        --
Reginald K. Brack................................................       4,775        --
Jill M. Considine................................................       3,000        --
John J. Dooner, Jr...............................................     381,834         32,400
Philip H. Geier, Jr..............................................     800,599        510,300
Frank B. Lowe....................................................     587,655        --
Leif H. Olsen....................................................       3,600          1,411
Martin F. Puris..................................................     769,902        --
Allen Questrom...................................................       3,000        --
J. Phillip Samper................................................       5,100          1,411
All directors and executive officers as a group..................   3,172,084      1,269,263

------------------------

(1) Securities and Exchange Commission rules deem a person to be the beneficial owner of a security (for purposes of the proxy statement disclosure) if that person has or shares either or both voting or investment power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership thereof within 60 days--for example, through the exercise of a stock option. Common Stock ownership set forth in this table includes unvested shares of restricted stock awarded under the 1986 Stock Incentive Plan, the 1996 Stock Incentive Plan, the 1997 Performance Incentive Plan and the Interpublic Outside Directors' Stock Incentive Plan, respectively. Common Stock ownership in column one, together with options exercisable within 60 days in column two, constitute the entire direct and indirect beneficial ownership of Common Stock of each of the named persons and the group.

(2) No individual identified in the table has beneficial ownership of more than 1% of the outstanding shares of Common Stock. The directors and executive officers as a group beneficially own 3.3387%.

(3) Except for shares of Common Stock held by Mr. Puris, the beneficial ownership shown is direct. The shares shown as beneficially owned by Mr. Puris include 63,882 shares of Common Stock owned by his spouse.

VOTING

    Election of directors will be decided by a plurality of the votes cast by the holders of shares of Common Stock present in person or by proxy at the meeting and entitled to vote. Approval of the proposals described in Items 2 and 3 will require the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. The Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each tabulated separately and are counted toward the quorum. For Items 2 and 3, shares that are the subject of an abstention are counted, whereas shares that are the subject of a broker non-vote are not counted, as shares entitled to vote on the particular matter.

STOCKHOLDERS' PROPOSALS TO BE PRESENTED AT 1999 ANNUAL MEETING

    Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders scheduled to be held on May 17, 1999, must be received by the Company by December 26, 1998, in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

                            1. ELECTION OF DIRECTORS

    The directors of the Company to be elected at the Annual Meeting will hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualify or until their earlier death, resignation or removal. Certain biographical information concerning each of the Management's nominees is provided below. All of the nominees are currently serving as directors of the Company. The Management believes that each of the nominees will be available and able to serve as a director. However, if for any reason any of these persons should not be available or are unable to serve, proxies will be voted for the remainder of those nominated and, unless the size of the Board of Directors is reduced, for a substituted nominee designated by the Management.

    The following information with respect to the principal occupation or employment, recent employment history, age and directorships in other companies at February 27, 1998, has been furnished or confirmed to the Company by the respective nominees. Also listed are the committees of the Board of Directors on which each serves.

    McCann-Erickson WorldGroup, Ammirati Puris Lintas Worldwide and The Lowe Group are worldwide advertising agency systems owned by Interpublic.

    EUGENE P. BEARD has been Vice Chairman-Finance and Operations and Chief Financial Officer of the Company since 1995 and previously was Executive Vice President-Finance and Operations and Chief Financial Officer of the Company from 1985 to 1995. Mr. Beard has been a director of Interpublic since 1982.

He is a director of Brown Brothers Harriman--59 Wall Street Fund, Inc., Bessemer Trust Company Old Westbury Funds, Inc., and Micrografx, Inc. He also is a member of the Listed Company Advisory Committee to the Board of Directors of The New York Stock Exchange. Age 62.

CHAIRMAN OF THE FINANCE COMMITTEE.  MEMBER OF THE EXECUTIVE POLICY COMMITTEE.

    FRANK J. BORELLI has been Senior Vice President and Chief Financial Officer of Marsh & McLennan Companies, Inc. since 1984. He is a director of Marsh & McLennan Companies, Inc., Mid Ocean Limited and United Water Resources, Inc. Mr. Borelli is past Chairman and a Director of the Financial Executives Institute and is also a Vice Chairman and Trustee of the New York City Chapter of the National Multiple Sclerosis Society and a Trustee of the Nyack Hospital. Mr. Borelli has been a director of Interpublic since 1995. Age 62.

CHAIRMAN OF THE AUDIT COMMITTEE. MEMBER OF THE COMPENSATION, EXECUTIVE POLICY AND FINANCE COMMITTEES.

    REGINALD K. BRACK has been Chairman Emeritus of Time Inc. since July 1997. From September 1994 to June 1997, Mr. Brack was Chairman of Time Inc. and was its Chairman, President and Chief Executive Officer from December 1986 until August 1994. Mr. Brack has been a director of Interpublic since 1996. Age 60.

MEMBER OF THE AUDIT, COMPENSATION, FINANCE AND NOMINATING COMMITTEES.

    JILL M. CONSIDINE has been President of the New York Clearing House Association since 1993. The New York Clearing House Association is a private payments system, clearing interbank payments and checks. She was Chief Administrative Officer of American Express Bank Ltd. and a member of its Board of Directors from 1991 to 1993. Prior to that time she served as New York State Superintendent of Banks from 1985 to 1991. She is a trustee of Atlantic Mutual Insurance Company and a director of its affiliate Centennial Insurance Company. Ms. Considine has been a director of Interpublic since February 1997. Age 53.

MEMBER OF THE AUDIT AND COMPENSATION COMMITTEES.

    JOHN J. DOONER, JR. has been Chairman and Chief Executive Officer of McCann-Erickson WorldGroup since 1995 and previously was Chief Executive Officer of McCann-Erickson WorldGroup from 1994 to 1995. From 1992 to 1994, Mr. Dooner was President of McCann-Erickson WorldGroup. He served as President of McCann-Erickson North America from 1988-1992. Mr. Dooner has been a director of Interpublic since 1995. Age 49.

    PHILIP H. GEIER, JR., Chairman of the Board and Chief Executive Officer of the Company, has been a director of Interpublic since 1975. Mr. Geier was elected Chairman and Chief Executive Officer of the Company in 1980. Mr. Geier is a director of Fiduciary Trust Company International and Woolworth Corporation. Age 63.

CHAIRMAN OF THE EXECUTIVE POLICY COMMITTEE.  MEMBER OF THE FINANCE COMMITTEE.

    FRANK B. LOWE, Chairman of The Lowe Group, has been a director of Interpublic since 1990. Mr. Lowe has served as Chairman of The Lowe Group since its founding in 1981 and also serves as Chairman of Octagon, Inc, a wholly-owned subsidiary of the Company, specializing in sports and events marketing. Age 56.

    LEIF H. OLSEN, President of Leif H. Olsen Investments, Inc., financial asset managers and economic consultants, has been a director of Interpublic since 1972. Mr. Olsen was Senior Vice President and Economist of First National City Bank (now Citibank, N.A.) until 1978, when he became Chairman of the Economic Policy Committee of Citibank, N.A., a post he held until 1985. He is a director of BNY Hamilton Funds, a trustee of Atlantic Mutual Insurance Company and a director of its affiliate Centennial Insurance Company. Age 72.

CHAIRMAN OF THE COMPENSATION COMMITTEE. MEMBER OF THE AUDIT, EXECUTIVE POLICY AND FINANCE COMMITTEES.

    MARTIN F. PURIS, Chairman, Chief Executive Officer and Chief Creative Officer of Ammirati Puris Lintas Worldwide as of July 1, 1995, has been a director of Interpublic since 1995. From August 1994 until July 1995, Mr. Puris was Vice Chairman of Ammirati Puris Worldwide and Chief Executive Officer of Ammirati Puris Lintas, Inc., both of which are subsidiaries of Interpublic. Mr. Puris, a founder of Ammirati & Puris Inc., has been with that company since its inception in 1974 and was its President and Chief Executive Officer from 1974 to 1994 when Interpublic acquired that advertising agency. Age 59.

    ALLEN QUESTROM, who was Chairman and Chief Executive Officer of Federated Department Stores, Inc. from 1990 to 1997, has been a director of Interpublic since 1995. He is a director of the Polo Ralph Lauren Corporation. Age 57.

MEMBER OF THE COMPENSATION AND NOMINATING COMMITTEES.

    J. PHILLIP SAMPER, Chief Executive Officer and President of Avistar Systems Corp. from 1997 to the present, has been a director of Interpublic since 1990. Mr. Samper was Chairman, Chief Executive Officer and President of Quadlux, Inc. from 1996 to 1997. He was Chairman and Chief Executive Officer of Cray Research, Inc. during 1995 and was President of Sun Microsystems Computer Corporation from 1994 to 1995. Mr. Samper was Vice Chairman and Executive Officer of the Eastman Kodak Company from 1986 to 1989 and a member of the Board of Directors from 1983 to 1989. He was President and Chief Executive Officer of Kinder-Care Learning Centers from 1990 to 1991. Mr. Samper is a director of Armstrong World Industries, Inc., Sylvan Learning Systems, Inc. and Ingram Micro, Inc. Age 64.

CHAIRMAN OF THE NOMINATING COMMITTEE.  MEMBER OF THE COMPENSATION COMMITTEE.

PRINCIPAL COMMITTEES OF THE BOARD OF DIRECTORS

    EXECUTIVE POLICY COMMITTEE--The Executive Policy Committee is authorized to exercise when the Board of Directors is not in session all powers of the Board of Directors which, under Delaware law and the By-Laws of the Company, may properly be delegated to a committee, except certain powers that have been delegated to other committees of the Board of Directors. The Executive Policy Committee did not hold any meetings in 1997.

    FINANCE COMMITTEE--The Finance Committee is authorized to review the financial affairs of the Company and make recommendations with respect thereto to the Board of Directors. It also approves capital budgets, guarantees by the Company of obligations of subsidiaries and affiliates and certain capital transactions (including mergers and acquisitions), and is the committee that administers the Interpublic Retirement Account Plan. The Finance Committee held thirteen meetings in 1997.

    AUDIT COMMITTEE--The Audit Committee, whose members cannot be officers or employees of the Company, is responsible for the selection and retention of, subject to the approval of the Board of Directors, and the approval of the annual compensation of, the Company's independent accountants. The Audit Committee confers with the independent accountants and from time to time reports to the Board of Directors on matters concerning the auditing of the books and accounts of the Company. It also reviews and examines the procedures and methods employed in the Company's internal audit program. It reviews and submits to the Board of Directors, as soon as possible after the close of each fiscal year, the consolidated balance sheet of the Company and its subsidiaries and the related consolidated statements of income, of stockholders' equity and of cash flows. The Audit Committee held three meetings in 1997.

    COMPENSATION COMMITTEE--The Compensation Committee is responsible for approving the compensation paid to officers of the Company and its subsidiaries. For these purposes, compensation is deemed to include: (1) salary, (2) deferred compensation, (3) bonuses and other extra compensation of all types, including long-term performance incentive awards under the Company's 1997 Performance Incentive Plan,(4) insurance paid for by the Company or any of its subsidiaries other than group plans, (5) annuities and individual retirement arrangements and
(6) Special Deferred Benefit Arrangements. The Compensation Committee also administers the 1997 Performanace Incentive Plan (and its predecessors, the Long-Term Performance Incentive Plan, the Management Incentive Compensation Plan, the 1996 Stock Incentive Plan and the 1986 Stock Incentive Plan), the 1986 United Kingdom Stock Option Plan and the Employee Stock Purchase Plan (1995). The Compensation Committee held six meetings in 1997.

    NOMINATING COMMITTEE--The Nominating Committee is responsible for recommending to the Board of Directors the persons to be nominated for election to the Board of Directors. Stockholders who desire to recommend nominees for election at the Annual Meeting may do so by writing to the Secretary of the Company at the Company's principal executive office set forth in the second paragraph on page 1 of this Proxy Statement. Any such recommendation should be submitted prior to December 31 of the year preceding the Annual Meeting of Stockholders in question, and the recommendation will be given consideration by the Nominating Committee. The Nominating Committee held two meetings in 1997.

ATTENDANCE AT BOARD OF DIRECTORS AND COMMITTEE MEETINGS

    The Board of Directors of the Company held seven meetings in 1997 and committees of the Board held a total of 31 meetings. During 1997, Messrs. Lowe and Samper each attended fewer than 75% of the total number of meetings of the Board of Directors and committees on which he served.

DIRECTORS' FEES

    Each director who is not an employee of the Company or one of its subsidiaries receives an annual retainer of $24,000 for serving as a director, an annual retainer of $2,000 for each committee on which he or she serves, a fee of $1,000 for each meeting of the Board attended and a fee of $1,000 for each committee meeting attended. The Chairman of the Compensation Committee receives an additional retainer of $3,000 per year and the Chairman of each of the Audit and Nominating Committees receives an additional retainer of $2,500.

    Each outside director who, as of December 31, 1995, had accumulated at least five years of service is entitled to receive an annual retirement benefit under the Interpublic Outside Directors' Pension Plan (the "Outside Directors' Pension Plan"). In general, the benefit becomes payable in the month following the month the director leaves the Board. The benefit is equal to the amount of the annual retainer paid to the director as a Board member in the year in which he or she ceased to serve as a director and will be paid for the same number of years as the director's years of service, up to a maximum of 15 years. In the event of the death of a director with a vested retirement benefit, the then present value of the director's unpaid retirement benefits will be paid to the surviving spouse or the estate of the director. Effective December 31, 1995, the Outside Directors' Pension Plan was terminated, except to the extent benefits were accrued prior to termination. As a result there have been no further accruals for the benefit of existing directors under the Outside Directors' Pension Plan for subsequent years. Any director with fewer than five years of service on the date that the Plan was terminated will not receive any benefits under the Plan.

    In 1994, the stockholders of the Company approved the Interpublic Outside Directors' Stock Incentive Plan (formerly called the Interpublic Outside Directors' Stock Option Plan). The Outside Directors' Stock Incentive Plan (the "Outside Directors' Plan") provides for an annual grant of options to purchase the number of shares of Common Stock having an aggregate fair market value of $30,000 on the date of grant. The exercise price of each option is equal to the fair market value of the Common Stock on the date of grant. The options become exercisable in full on the third anniversary after the date of grant and expire ten years from the date of grant.

    An outside director may exercise stock options granted prior to June 1, 1996 that are exercisable on the date of cessation of service for 90 days following cessation of service as a director, except that an outside director who is eligible to receive a benefit under the Outside Directors' Pension Plan may exercise such options for five years following the date of retirement from the Board of Directors, but in no event after the expiration of the ten-year option term. Options granted on or after June 1, 1996 that are exercisable at the time of cessation of service may be exercised for a period of three years following cessation of service, whether or not the director is eligible to receive a benefit under the Outside Directors' Pension Plan, but in no event after expiration of the ten-year option term.

    The Outside Directors' Plan also provides for a periodic grant of 3,000 restricted shares of the Company's Common Stock to each outside director. The first grant was made in June 1996. An additional grant of 3,000 shares will be made every fifth year thereafter while the Outside Directors' Plan remains in effect.

    The outside director has all rights of ownership with respect to such restricted shares, including the right to vote and to receive dividends, except that, prior to the expiration of a five-year period after the date of grant (the "Restricted Period"), the outside director is prohibited from selling or otherwise transferring the shares. If, on or after the first anniversary of the grant, an outside director's service as a director terminates for any reason (including death) during the Restricted Period, the restrictions on transfer will lapse immediately in proportion to the number of months that have elapsed since the date of grant and the remainder of such restricted shares will be forfeited. If an outside director's service terminates for any reason (including death) before the first anniversary of the date of grant, all such restricted shares will be forfeited. The committee administering the Outside Directors' Plan may in its discretion direct the Company to make cash payments to an outside director to assist in satisfying the federal income tax liability with respect to the receipt or vesting of the restricted shares.

    On June 6, 1997, Mr. Borelli, Mr. Brack, Ms. Considine, Mr. Olsen, Mr. Questrom and Mr. Samper, each received under the Outside Director's Plan an award of stock options, covering 750 shares of Common Stock with an exercise price of $40 per share. On June 7, 1996, Messrs. Borelli, Olsen, Questrom and Samper, received under the Outside Directors' Plan a grant of 3,000 restricted shares. On June 6, 1997, Mr. Brack and Ms. Considine received a grant of 3,000 restricted shares. Such number of shares underlying the stock options and the exercise prices thereof and the number of restricted shares awarded have been adjusted to reflect a 3-for-2 stock split of the Company's Common Stock, effective July 15, 1997 (the "3-for-2 Stock Split").

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth compensation paid by the Company and its subsidiaries to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who were serving as executive officers on December 31, 1997 (the "named executive officers") for services rendered in all capacities for each year in the three-year period ended on that date. As used in this Proxy Statement, the executive officers of the Company are deemed to include any director of the Company who currently serves as a chief executive officer of one of the Company's three agency systems, McCann-Erickson WorldGroup, Ammirati Puris Lintas Worldwide and The Lowe Group. In addition to the named executive officers who are employed by Interpublic, the Company has designated as its other executive officers its Senior Vice President-Human Resources, its Vice President, General Counsel and Secretary, its Senior Vice President-Financial Operations, its Senior Vice President-Planning and Business Development and its Vice President and Controller.

    The number of shares of the Company's Common Stock in the table below, have been adjusted for the 3-for-2 Stock Split.

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION                         LONG TERM COMPENSATION
                                          -------------------------------------------------  ---------------------------------------
                                                                                                       AWARDS
                                                                                             --------------------------
                                                                                   OTHER                    SECURITIES     PAYOUTS
                  NAME                                                             ANNUAL     RESTRICTED    UNDERLYING   -----------
             AND PRINCIPAL                  FISCAL                                COMPEN-        STOCK        OPTIONS       LTIP
                POSITION                     YEAR      SALARY(1)   BONUS(2)(3)   SATION (4)    AWARDS(5)         #       PAYOUTS(6)
----------------------------------------  -----------  ----------  ------------  ----------  -------------  -----------  -----------
Philip H. Geier, Jr.....................        1997   $  985,416  $  1,250,000  $   59,697   $ 2,956,253       54,000    $ 567,000
  Chairman of the Board of Directors and        1996      965,000     1,200,000      89,642             0      162,000      567,000
  Chief Executive Officer                       1995      965,000       868,600      --         4,605,000      162,000      843,750

Eugene P. Beard.........................        1997   $  783,333  $  1,100,000  $   --       $         0            0    $ 333,375
  Vice Chairman-Finance and Operations,         1996      750,000       900,000      --                 0      169,992      333,375
  Chief Financial Officer and Director          1995      662,500       588,245      --         2,878,125       95,958      375,000

John J. Dooner, Jr......................        1997   $  783,333  $    990,000  $   72,346   $ 6,503,756       75,000    $ 388,125
  Chairman of McCann-Erickson WorldGroup        1996      750,000       770,000      74,393             0       90,000      354,375
  and Director of Interpublic                   1995      685,000       550,000      59,640             0       82,620      535,750

Frank B. Lowe...........................        1997   $  750,000  $    850,000  $  238,163   $         0       60,000    $ 525,250
  Chairman of The Lowe Group and                1996      750,000       600,000     257,561     3,510,938       90,000      459,000
  Director of Interpublic                       1995      660,000       475,000     267,366             0       45,000      472,500

Martin F. Puris.........................        1997   $  808,333  $    770,000  $   --       $         0            0    $       0
  Chairman of Ammirati Puris Lintas             1996      750,000       600,000      52,573             0       90,000            0
  Worldwide and Director of Interpublic         1995      712,500       475,000      --         1,273,125       40,500            0



                                             ALL
                  NAME                      OTHER
             AND PRINCIPAL                 COMPEN-
                POSITION                  SATION (7)
----------------------------------------  ---------
Philip H. Geier, Jr.....................  $  10,046
  Chairman of the Board of Directors and      9,557
  Chief Executive Officer                     9,558
Eugene P. Beard.........................  $   9,557
  Vice Chairman-Finance and Operations,       9,557
  Chief Financial Officer and Director        7,483
John J. Dooner, Jr......................  $   7,397
  Chairman of McCann-Erickson WorldGroup      7,726
  and Director of Interpublic                 7,009
Frank B. Lowe...........................  $   8,925
  Chairman of The Lowe Group and              8,550
  Director of Interpublic                     8,082
Martin F. Puris.........................  $  58,955
  Chairman of Ammirati Puris Lintas          54,464
  Worldwide and Director of Interpublic      50,638

--------------------------

(1) The salaries of executive officers continuing to serve in the same position are reviewed every two years.

(2) Consists primarily of bonus payments made pursuant to the Company's Management Incentive Compensation Program.

(3) Mr. Puris irrevocably waived a bonus in the amount of $1.5 million that was to become due in 1996. In lieu thereof, he has received a retirement/survivor benefit as more fully described under the heading "Special Deferred Benefit Arrangements" in this Proxy Statement.

(4) Other Annual Compensation for 1997 includes $21,210 in medical/dental coverage paid on behalf of Mr. Geier, $21,210 in medical/dental coverage and $24,416 in respect of spousal travel paid on behalf of Mr. Dooner, and $200,000 in reimbursement for housing expenses paid to or on behalf of Mr. Lowe.

   Other Annual Compensation for 1996 includes $24,078 in medical/dental coverage and $32,221 in club dues paid on behalf of Mr. Geier, $24,078 in medical/dental coverage and $28,735 in respect of spousal travel paid on behalf of Mr. Dooner, $200,000 in reimbursement for housing expenses paid to or on behalf of Mr. Lowe, and $18,339 for use of a company car paid to or on behalf of Mr. Puris.

   Other Annual Compensation for 1995 includes $17,490 in medical/dental coverage and $16,407 in respect of spousal travel paid on behalf of Mr. Dooner and reimbursement for $216,667 in housing expenses paid to or on behalf of Mr. Lowe.

(5) The number and value of shares of restricted stock held by the named executive officers at December 31, 1997 (based on the closing price of the Common Stock on December 31, 1997) are as follows: Mr. Geier--356,406 shares ($17,753,652); Mr. Beard--157,743 shares ($7,857,652); Mr. Dooner--317,574 shares ($15,819,314); Mr. Lowe-- 428,154 shares ($21,327,635) and Mr.
    Puris--52,500 shares ($2,615,183). The shares of restricted stock awarded to each named executive officer were granted with at least a five-year vesting period, subject to the discretion of the Committee administering the Plan to release the restrictions not earlier than one year after the grant date. Dividends on restricted stock are paid on the same basis as ordinary dividends on the Common Stock.

(6) Payouts under the Long-Term Performance Incentive Program are made at the end of four-year performance periods. These four-year periods begin at two-year intervals. An initial payment of approximately 50% of the estimated total payout for the 1993-1996 performance period was made in December 1996. The balance of the actual payout amount was made in the first quarter of 1997. Mr. Beard's payout was deferred, at his election until his retirement.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

(7) All Other Compensation for 1997 consisted of: (i) the following amounts paid to the named executive officers as matching contributions under the Interpublic Savings Plan--Mr. Geier--$7,238; Mr. Beard -$6,749; Mr. Dooner-- $6,701; and Mr. Lowe -$7,125; (ii) premiums paid by the Company on group life insurance--Mr. Geier--$2,808; Mr. Beard--$2,808; Mr. Dooner--$696; Mr. Lowe--$1,800; and Mr. Puris -$1,800; and (iii) insurance premiums paid by the Company for Mr. Puris under: (a) life insurance policies on the life of Mr. Puris consisting of (i) premiums for two split-dollar life insurance policies totaling $15,164 and (ii) premiums on two other life insurance policies totaling $34,198; and (b) a disability insurance policy, the premiums for which were $7,793.

                          STOCK OPTION GRANTS IN 1997

    The following table provides information on grants of stock options in 1997 to the named executive officers and the estimated grant date present value of the options. The shares of Common Stock underlying options granted and the exercise price have been adjusted for the 3-for-2 Stock Split.

                               INDIVIDUAL GRANTS

                                                NUMBER OF      % OF TOTAL
                                               SECURITIES        OPTIONS
                                               UNDERLYING      GRANTED TO     EXERCISE                  GRANT DATE
                                                 OPTIONS      EMPLOYEES IN      PRICE     EXPIRATION     PRESENT
NAME                                          GRANTED(#)(1)    FISCAL YEAR     ($/SH)        DATE      VALUE ($)(2)
-------------------------------------------  ---------------  -------------  -----------  -----------  ------------
Philip H. Geier, Jr........................        54,000           5.38%     $ 39.4167      5/19/07    $  652,860
Eugene P. Beard............................             0           0.00%             0       --                 0
John J. Dooner, Jr.........................        75,000           7.47%       39.4167      5/19/07       906,750
Frank B. Lowe..............................        60,000           5.98%       39.4167      5/19/07       725,400
Martin F. Puris............................             0           0.00%             0       --                 0

------------------------

(1) All options were granted on May 19, 1997. Each option has a ten-year term and an exercise price equal to 100% of the fair market value of the Common Stock on the date of the grant. Mr. Geier's options become exercisable on January 1, 2001. The options of Messrs. Dooner and Lowe become exercisable on May 19, 2002.

(2) The grant date present value is calculated using the Black-Scholes Option Pricing Model and assumes that the options are held for six years. The calculations include the following assumptions: volatility of 19.32%, dividend yield of 1.31% and risk-free rate of return of 6.61%.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

    The following table provides information on stock option exercises and the number and the year-end value of options held by the named executive officers.

                                                                      NUMBER OF SHARES
                                                                         UNDERLYING              VALUE OF UNEXERCISED
                                                                   UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS
                                                                   DECEMBER 31, 1997 (#)       DECEMBER 31, 1997($)(1)
                              SHARES ACQUIRED   VALUE REALIZED   --------------------------  ----------------------------
NAME                          ON EXERCISE (#)        ($)         EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------  ---------------  ----------------  -----------  -------------  -------------  -------------
Philip H. Geier, Jr.........       227,037       $  7,360,996       510,300        378,000   $  17,124,166   $ 8,060,814
Eugene P. Beard.............          None                  0       339,765        265,950      11,771,422     5,946,259
John J. Dooner, Jr..........          None                  0        81,150        247,620       2,592,870     4,736,193
Frank B. Lowe...............        35,100            580,613             0        195,000               0     3,510,411
Martin F. Puris.............          None                  0             0        130,500               0     2,758,662

------------------------

(1) Based on the closing price of the Company's Common Stock on December 31, 1997. The number of all shares of the Company's Common Stock have been adjusted to reflect the 3-for-2 Stock Split.

          LONG-TERM INCENTIVE COMPENSATION--AWARDS IN LAST FISCAL YEAR

    The following table provides information as to awards to the named executive officers in 1997 under the Company's Long-Term Performance Incentive Program (the "LTPIP").

                                                                                          ESTIMATED FUTURE PAYOUTS
                                                                    PERFORMANCE       UNDER NON-STOCK PRICE-BASED PLANS
                              ALLOCATION OF         NUMBER OF     OR OTHER PERIOD    -----------------------------------
                               PERFORMANCE         PERFORMANCE    UNTIL MATURATION   THRESHOLD    TARGET       MAXIMUM
NAME                              UNITS             UNITS (#)        OR PAYOUT          ($)         ($)          ($)
-----------------------  -----------------------  -------------  ------------------  ---------  -----------  -----------
Philip H. Geier, Jr....  IPG Worldwide                 16,000      1/1/97--12/31/00  $ 320,000  $ 1,840,000  $ 2,800,000
Eugene P. Beard........  IPG Worldwide                 10,334      1/1/97--12/31/00    206,680    1,188,410    1,808,450
John J. Dooner, Jr.....  McCann-Erickson               10,334      1/1/97--12/31/00    206,680    1,188,410    1,808,450
                         WorldGroup
Frank B. Lowe..........  Lowe Worldwide                10,334      1/1/97--12/31/00    206,680    1,188,410    1,808,450
Martin F. Puris........  Ammirati Puris Lintas         10,334      1/1/97--12/31/00    206,680    1,188,410    1,808,450
                         Worldwide

    The LTPIP provides for long-term incentive compensation awards of "performance units" made at two-year intervals to selected employees of the Company or its subsidiaries.

    The value of the performance units is tied to the annual growth of operating profits of the office, agency or regional or worldwide agency system with which the employee is principally associated. Such performance units are awarded with a provisional value of $100, which may increase to as much as $175. The value may decrease to as little as zero, with the increase or decrease depending in each case on the extent to which the growth rates of operating profit of the applicable operating components exceed or fall short of pre-established compound growth rates in operating profit over a period of four calendar years (a "performance period").

    The threshold growth rate objective is based on 8% growth in cumulative compound operating profit of an operating component during a performance period, resulting in a threshold payout of $20 per performance unit. Failure to reach the threshold growth rate will result in a zero award. The LTPIP does not provide for a target performance level. A target growth rate of 15% has been assumed for purposes of this presentation. This growth rate would result in a target payout of $115 per performance unit. The maximum growth rate objective is 27%, resulting in a maximum payout of $175 per performance unit. It would be unusual to achieve the maximum growth rate objective.

                      EMPLOYMENT CONTRACTS, TERMINATION OF
                 EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

EMPLOYMENT AGREEMENTS

    Each of the named executive officers has an employment contract with the Company providing for the annual compensation and termination dates set forth below:

                                                                              EXPIRATION
NAME                                                          SALARY           DATE(1)
----------------------------------------------------------  ----------  ----------------------
Philip H. Geier, Jr.......................................  $  995,000  June 30, 2001
Eugene P. Beard...........................................     850,000  December 31, 1998
John J. Dooner, Jr........................................     850,000  December 31, 1998
Frank B. Lowe.............................................     850,000  December 31, 2000
Martin F. Puris...........................................     850,000  August 10, 1999

------------------------

(1) Each employment contract is terminable by either party at any time upon twelve months' notice, except that the Employment Agreement with Mr. Puris permits him to terminate that contract on six months' notice.

SPECIAL DEFERRED BENEFIT ARRANGEMENTS

    In addition to an employment contract, each of the named executive officers has entered into special deferred benefit agreements with Interpublic as described below.

    Mr. Beard is a party to three agreements which in the aggregate provide that if he dies while he is employed by the Company $194,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, he will be paid benefits for 15 years of $194,000 per year if he retires on or after his 60th birthday. The Company also has entered into an agreement with Mr. Beard which provides that if he dies while he is employed by the Company $230,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, he will be paid an annual benefit of $230,000 for 15 years if he retires on or after July 18, 1998. This benefit will be forfeited if Mr. Beard, without the consent of the Compensation Committee, were to leave the Company prior to July 18, 1998 for any reason except death or disability.

    Mr. Dooner is a party to two agreements which in the aggregate provide that if he dies while he is employed by the Company $186,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, if he retires, resigns or is otherwise no longer in the employment of the Company on or after his 55th birthday he will be paid benefits for 15 years ranging from $130,200 to $186,000 per year depending upon the year his employment terminates. In the event Mr. Dooner's employment terminates prior to his 55th birthday, other than by reason of death, he will be paid lesser sums but not less than an aggregate of $340,000. The Company also has entered into an agreement with Mr. Dooner which provides that if he dies while he is employed by the Company, his beneficiaries would receive $88,500 annually for 15 years. Alternatively if he retires from the Company on or after July 18, 1998, the Company will pay him retirement benefits at the rate of $88,500 per year for 15 years. This benefit will be forfeited if Mr. Dooner, without the consent of the Compensation Committee, were to leave the Company prior to July 18, 1998 for any reason except death or disability.

    Mr. Geier is a party to two agreements which in the aggregate provide that if he dies while he is employed by the Company $160,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, he will be paid benefits for 15 years of $160,000 per year if he retires on or after his 60th birthday. The Company also has entered into an agreement with Mr. Geier which provides that if he dies while he is employed by the Company $255,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, he will be paid an annual benefit of $255,000 for 15 years if he retires on or after July 18, 1998. This benefit will be forfeited if Mr. Geier, without the consent of the Compensation Committee, were to leave the Company prior to July 18, 1998 for any reason except death or disability.

    Mr. Lowe is a party to an agreement which provides that if he dies while he is employed by the Company $158,400 per year will be paid to his beneficiaries for 15 years following his death. If he retires on or after his 60th birthday, he will be paid a benefit of $158,400 per year for 15 years. If he retires, resigns or his employment is terminated on or after his 56th birthday, but prior to his 60th birthday, he will be paid benefits ranging from $91,872 to $148,896 per year for 15 years based on the year his employment terminates. The Company also has entered into an agreement with Mr. Lowe that provides that if he dies while he is employed by the Company, an amount of $133,200 per year will be paid to his beneficiaries for 15 years following his death. If he retires on or after his 64th birthday, he will receive a benefit of $133,200 per year for 15 years. If he retires or resigns or his employment is terminated on or after his 60th birthday, but prior to his 64th birthday, he will receive benefits for a period of 15 years ranging from $60,952 to $117,216 per year, depending upon the year his employment terminates.

    Mr. Puris is a party to an agreement which provides that if he dies while he is employed by the Company, his beneficiaries will receive payments of $300,000 per year for 15 years following his death. If he retires on or after his 65th birthday, Mr. Puris will receive retirement benefits of $300,000 per year for 15 years. If he retires, resigns or his employment is terminated on or after his 63rd birthday, but prior to his 65th birthday, he will be paid benefits ranging from $230,000 to $265,000 per year for 15 years, depending upon the year his employment terminates. In the event the employment of Mr. Puris were to terminate prior to his 63rd birthday, he would receive a lump-sum amount that in any case would not be less than $1,500,000.

EXECUTIVE SEVERANCE AGREEMENTS

    Messrs. Beard, Dooner, Geier and Lowe each have an agreement with the Company pursuant to which (a) sums previously deferred pursuant to employment agreements, Special Deferred Benefit Agreements and the Management Incentive Compensation Plans of the Company and its subsidiaries would become payable within 30 days following a "Change of Control" of the Company, if the individual had so elected prior to the Change of Control, and (b) a cash severance payment would become payable to such individual if, within two years after the Change of Control, his employment should be terminated by the Company (except for "Cause") or the individual should resign for "Good Reason".

    The agreements provide that a Change of Control occurs if: (a) any person other than Interpublic or any of its subsidiaries, becomes the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of 30% or more of the combined voting power of Interpublic's then outstanding voting securities; (b) the stockholders approve an agreement to merge or consolidate with another corporation (other than a subsidiary of Interpublic) or an agreement to sell or dispose of all or substantially all of the business or assets of Interpublic; or (c) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by Interpublic's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

    The agreements provide, for purposes of determining an Executive's right to receive severance payments only, that Interpublic shall have Cause to terminate an executive, following a Change of Control, if the executive: (a) engages in conduct that constitutes a felony and that results in the personal enrichment of the executive at the Company's expense; (b) refuses to substantially perform his responsibilities for the Company; or (c) deliberately and materially breaches any agreement between himself and the Company and fails to remedy that breach within a 30-day cure period.

    For purposes of determining an executive's right to receive severance payments only, an executive under the terms of the agreements may resign for "Good Reason" if, without his consent, in any circumstance other than his disability, his office in the Company or the geographical area of his employment should be changed or his compensation should not continue to be paid and increased on the same basis as had been in effect prior to the Change of Control or the individual should determine in good faith that the Company had, without his consent, effected a significant change in his status within, or the nature or scope of his duties or responsibilities with, the Company and the Company failed to cure such situation within 30 days after written notice from the individual.

    The severance payment would be three times the individual's average annual compensation during the two calendar years ended prior to the date of the Change of Control, plus a partial annual bonus based on the prior year's bonus prorated for the elapsed portion of the year in which employment terminated. The average compensation used in calculating the severance payment would be the individual's taxable compensation plus any deferred compensation accrued during the two relevant years, but would not include any deferred compensation earned in prior years but paid during the two years and would not include any taxable compensation relating to any stock option or restricted stock plan of the Company.

    Each contract includes the agreement of the individual providing that if the individual's employment terminates in circumstances entitling him to a severance payment, he will, for a period of 18 months following the termination of his employment, neither (a) solicit any employee of the Company or any of its subsidiaries to leave such employ to enter into the employ of the individual, or any person or entity with which the individual is associated, nor (b) solicit or handle, on his own behalf or on behalf of any person or entity with which he is associated, the advertising, public relations, sales promotion or market research business of any advertiser which was a client of the Company or any of its subsidiaries on the date the individual's employment terminates.

    The agreements give the individuals who are parties thereto an option to limit payment under the agreements to such sum as would avoid subjecting the individual to the excise tax imposed by Section 4999 of the Internal Revenue Code.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Shares of Interpublic Common Stock held in a trust on behalf of Mr. Lowe were sold on May 2, 1995. The transaction was required to be but was not reported to, the Securities and Exchange Commission on Form 4. The sale was reported by Mr. Lowe on Form 5 filed with the Securities and Exchange Commission in February 1998.

RETIREMENT PLAN

    As of January 1, 1992, the Company adopted the Interpublic Retirement Account Plan to provide benefits under a "cash balance formula" to employees of Interpublic and most of its domestic subsidiaries who have at least five years of service. Each year a participant's account balance is credited with an amount equal to a percentage of the participant's annual compensation and interest credits. The percentage of annual compensation varies based on the sum of the participant's age and years of service from 1.5% for participants with a sum less than 40 years to 5% for participants with a sum of 80 or more years. Interest credits are based on the 1-year U.S. Treasury bill rate plus 1 percentage point, compounded quarterly, and are guaranteed to be at least 5% per year, compounded quarterly.

    Until July 31, 1987, employees of the Company and most of its domestic subsidiaries were entitled in general to receive at retirement a monthly retirement benefit pursuant to a defined benefit pension formula computed as a percentage of average monthly compensation during the five consecutive calendar years with highest compensation with certain exclusions. The percentage of average monthly compensation used to calculate the monthly benefit was determined by multiplying the number of years of accredited service (which is defined in the Plan as the period of participation in the Plan) by 1.3%. Beginning July 31, 1987, the method of calculating the pension benefit was changed to a career average formula based on annual compensation. The percentage of annual compensation used to calculate the benefit was 1% of each year's compensation up to $15,000 plus 1.3% of any compensation in excess of that amount.

    Participants under the defined benefit pension formula on December 31, 1991, had their normal retirement benefit converted on an actuarial basis into an "opening cash balance" as of January 1, 1992. In addition, participants continued to accrue benefits pursuant to the career average formula and became eligible to receive upon retirement the higher of (1) the participant's benefit under the cash balance formula or (2) the participant's accrued retirement benefit under the career average formula as of December 31, 1991, plus any accrual after that date calculated pursuant to the career average formula. Employees joining the Company after December 31, 1991, were eligible to accrue benefits only under the cash balance formula.

    With certain minor exceptions, "compensation" under the career average formula as well as the cash balance formula includes all compensation subject to federal income tax withholding. Annual compensation for pension accruals since December 31, 1988 has been limited by federal tax law. Currently, the limit is $160,000, which is subject to future cost-of-living adjustments.

    In December 1997, the Board of Directors of the Company adopted a resolution to freeze benefit accruals under the Interpublic Retirement Account Plan as of March 31, 1998. Retirement account balances as of that date will continue to be credited with interest until benefits begin in accordance with the generally applicable Plan provisions, but additional Company allocations have been discontinued as of

March 31, 1998. In accordance with the resolution, Retirement Account Plan participants whose benefits were not already vested became fully vested as of April 1, 1998.

    In addition, effective April 1, 1998, employees with five or more years of Retirement Account Plan participation began to participate in a new Compensation Plan. Under the new Compensation Plan, an account is established for each eligible employee and credited with up to ten annual allocations depending on the employee's years of participation in the Retirement Account Plan. Each annual allocation approximates the discontinued allocations under the Retirement Account Plan. In general, the balance in each employee's account begins to vest gradually after five years of participation in the new Compensation Plan. Payouts generally are made while the employee is still employed by the Company or one of its subsidiaries.

    The estimated annual retirement benefit that each of the named executive officers would receive at normal retirement age, payable as a straight life annuity together with the annual benefit under the new Compensation Plan, is as follows: Mr. Beard--$114,374; Mr. Dooner--$82,534; Mr. Geier--$130,000; Mr.
Lowe--$13,514 and Mr. Puris--$9,058. Alternatively, each of the named executive officers could take the benefit as a lump sum estimated as follows: Mr. Beard--$1,185,508; Mr. Dooner -$768,044; Mr. Geier--$1,385,098; Mr.
Lowe--$136,483 and Mr. Puris--$91,487.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

    The Company's overall business strategy is to increase shareholder value over the long term. Consistent with this strategy, the Compensation Committee has endeavored to develop and administer compensation policies that are linked to the successful achievement of the Company's strategy.

    The objective of the Company's executive compensation program is to provide key executives with short-term and long-term compensation opportunities that will enhance shareholder value by motivating executives, increasing retention and rewarding outstanding individual and Company performance.

    The compensation paid to executives consists of a base salary and incentive compensation which may be earned only if the Company's financial performance meets or exceeds annual growth targets. Incentive opportunities for the most part are long term, as well as at risk and equity oriented. Those incentive opportunities are provided pursuant to one or more of the following programs covered under the Company's shareholder-approved 1997 Performance Incentive
Plan:

    - MANAGEMENT INCENTIVE COMPENSATION PROGRAM (the "MICP"), which is an annual bonus plan that establishes a bonus pool based on profits for the last-completed fiscal year. Individual awards are made based on performance and are typically paid in cash but may be paid in stock.

    - LONG-TERM PERFORMANCE INCENTIVE PROGRAM (the "LTPIP"), which provides for biennial awards of performance units each having a four-year term. These awards entitle a participating executive to receive cash payments based on the extent to which long-term operating profit targets are achieved by the division or entity of the Company for which the executive is responsible.

    - STOCK INCENTIVE PROGRAM, which provides for the issuance of stock options and restricted stock. These instruments increase in value over time only if the market price of Interpublic Common Stock increases. They are usually forfeited in the absence of action by the Committee if an executive leaves the Company within a specified period following the date of the award.

    The determination of the amount and form of executive compensation, including incentive compensation, paid to each executive officer of the Company is made by the Committee based on a discretionary evaluation, after taking into account a range of factors that include:

        (i) The financial results of the Company and the anticipated developments in the advertising industry.

        (ii) The total annualized compensation for the particular executive based on salary, bonus and incentive compensation.

       (iii) The accumulated value of incentive compensation previously provided such as stock options, restricted stock or performance units.

        (iv) The current and future financial and tax impact on the Company and on the executive of benefits under the Company's compensation plans.

        (v) The particular achievements measured against pre-determined annual objectives of the executive.

        (vi) The talents and unique qualities of the executive and the value of his or her accumulated experience with the Company as those factors are relevant to the future management of the Company.

    There is no pre-determined weight assigned to any of the above factors; however compensation decisions by the Committee are greatly influenced by the annual financial performance of the Company.

    The Committee's overall knowledge and experience of executive compensation practices provides the basis for making the subjective evaluations which in part determine the salaries paid and the incentive awards made to the executive officers.

    In 1997, the Compensation Committee of the Company consisted of six experienced outside directors. Most of the members of the Compensation Committee have served and continue to serve on a number of other corporate boards in a similar capacity. All members have extensive knowledge of compensation practices in the private business sector generally.

1997 COMPENSATION OF EXECUTIVE OFFICERS

BASE SALARIES

    Base salaries for certain employee directors were increased during 1997 as well as for other executive officers not listed on the Summary Compensation Table. Salary increases for executive officers and employee directors are based on professional merit performance, promotions and overall financial results. Merit increases are not awarded more frequently than once every two years.

    Merit increases of 6% annualized were granted to Messrs. Puris, Beard, and Dooner as indicated on the Summary Compensation Table. The period of time since the last increase for each executive was twenty-seven months.

MICP

    Under the Management Incentive Compensation Program, annual bonuses to officers and key employees of the Company and its subsidiaries are paid from an annual bonus pool that may not exceed 5% of the amount by which consolidated pre-tax income on a worldwide basis exceeds 15% of the average equity capital of the Company in the immediately preceding calendar year. In 1997, total MICP payments to executive officers were higher than in 1996 as a result of the Company satisfying or exceeding its annual business plan and objectives, including achievement of targeted revenue, profit and net income.

LTPIP

    The Long-Term Performance Incentive Program comprises a significant portion of the total compensation for executive officers of Interpublic and key employees of its subsidiaries. Awards under the LTPIP, consisting of performance units each having a four-year term, are granted biennially. Grants of performance units for the 1997-2000 four-year performance period were made in 1997 to executives including the named executives officers. A total of 10,020 performance units were granted to five executive officers of the Company other than the named executive officers covering the 1997-2000 LTPIP performance period. In granting individual LTPIP awards for the 1997-2000 performance period to executives the Committee considered certain factors including but not limited to, level of position, tenure with the Company or its subsidiaries, history of past grants, performance and current job level of the executive or significant changes in the executive's responsibility.

EQUITY GRANTS

    Under the shareholder-approved 1997 Performance Incentive Plan, stock options and restricted stock may be awarded to officers and key employees of the Company and its subsidiaries. Stock options are granted on such terms as are approved by the Committee, provided that the term of the option may not exceed ten years and the exercise price may not be less than the fair market price of the Common Stock on the date of grant. Shares of restricted stock granted are restricted as to the selling or transferring of the shares typically for a minimum of five years from date of grant and are forfeited if the executive should leave the employment of the Company, unless the Committee deems otherwise. In determining individual grants of stock options and restricted stock the Committee takes into consideration the number of years since previous grants, the financial performance of the Company over recent years in terms of annual operating margin, revenue and operating profit growth and the growth of shareholder value and the overall compensation and performance of the executive. The Committee also reviews various outside survey data pertaining to the pattern of grants made by other companies having approximate capitalization and growth similar to those of Interpublic (including several of the companies in the Peer Group Index, appearing in the two performance graphs that follow this Report).

    Restricted stock grants are periodically granted by the Committee to executive officers and are designed to focus key executives on the long-term performance of the Company. During 1997 Mr. Dooner, in recognition of his increased responsibilities and performance was granted 165,000 (110,000 pre-split) restricted shares and 75,000 (50,000 pre-split) stock options. Mr. Lowe was granted 60,000(40,000 pre-split) stock options in recognition of his expanded executive responsibilities in the Company's sport marketing business.

    A total of 39,000 (26,000 pre-split) shares of restricted stock were granted to three executive officers other than the named executive officers during the year in recognition of individual achievements. Stock options covering an aggregate of 78,870 (52,580 pre-split) shares were granted to five executive officers other than the named executive officers.

TAX LAW

    Under the federal income tax laws, the deduction that a publicly-held company is allowed for compensation paid to the chief executive officer and to its other four most highly compensated executive officers generally is limited to $1 million exclusive of qualifying performance-based compensation. The Committee has and will continue to consider ways to maximize the deductibility of executive compensation, including the utilization of performance-based plans, while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent. The 1997 Performance Incentive Plan contains provisions relating to MICP Awards, LTPIP Awards, stock option grants and performance units that are intended to make the awards eligible for performance based compensation exclusive of the $1 million limitation.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    During 1997 certain changes were made to Mr. Geier's compensation package primarily in recognition of his continued successful tenure as Chairman and Chief Executive Officer.

    A less than 1% base salary increase was awarded to Mr. Geier which became effective June 1, 1997. In addition to the salary increase and in lieu of additional cash salary Mr. Geier was awarded 75,000 (50,000 pre-split) restricted shares which are subject to forfeiture under certain conditions and 54,000 (pre-split 36,000) stock options. Mr. Geier's last salary increase was October 1, 1991.

    Mr. Geier received an MICP award for 1997 of $1,250,000. Mr. Geier's 1997 MICP award was based on a number of factors including an increase of 16.5% in net income an increase of 12.5% in basic earnings per share and an increase of 23.2% in gross income, which in the opinion of the Committee contributed to an increase in shareholder value.

    Consistent with the Committee's desire to link key executive compensation to the financial growth and success of the Company and stock over the long-term, Mr. Geier was granted under the LTPIP for the 1997-2000 period 16,000 performance units. The ultimate value of the performance units, if any, will depend on the Company's compound growth rate in operating profit as described in the Long Term Incentive Compensation Table over the four-year period referred to in that table.

    The majority of Mr. Geier's compensation package continues to be at risk and directly tied to the long-term financial and performance growth of the Company and the value of Interpublic stock.

                                          Leif H. Olsen, Chairman
                                          Frank J. Borelli
                                          Reginald K. Brack
                                          Jill M. Considine
                                          Allen Questrom
                                          J. Phillip Samper

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(1) OF THE INTERPUBLIC GROUP OF COMPANIES, INC. COMMON STOCK,
                      THE S&P 500 AND PEER GROUP INDEX(2)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 DOLLARS

           Interpublic Group of Cos    S&P 500    Peer Group
1992                         100.00     100.00        100.00
1993                          93.27     110.06        109.19
1994                          95.24     111.52        118.17
1995                         130.65     153.39        158.57
1996                         145.16     188.59        204.67
1997                         231.08     251.49        321.53

                   1992       1993       1994       1995       1996       1997
                 ---------  ---------  ---------  ---------  ---------  ---------
Interpublic....     100.00      93.27      95.24     130.65     145.16     231.08
S & P 500......     100.00     110.06     111.52     153.39     188.59     251.49
Peer Group.....     100.00     109.19     118.17     158.57     204.67     321.53

------------------------------

(1) Assumes $100 is invested on December 31, 1992, and that all dividends are reinvested.

(2) The Peer Group Index includes Interpublic, and in addition consists of Cordiant plc (formerly Saatchi & Saatchi plc), Omnicom, True North Communications Inc., (formerly Foote Cone & Belding), Grey Advertising and WPP Group. Total shareholder return is weighted according to market capitalization at the beginning of each annual period.

            COMPARISON OF TWELVE-YEAR CUMULATIVE TOTAL RETURN (1) OF
             THE INTERPUBLIC GROUP OF COMPANIES, INC. COMMON STOCK,
                      THE S&P 500 AND PEER GROUP INDEX(2)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             INTERPUBLIC GROUP OF
                     COS.             S&P 500    PEER GROUP
1985                         100.00     100.00        100.00
1986                         131.81     118.66        106.87
1987                         155.78     124.89        112.00
1988                         184.45     145.57        115.03
1989                         250.70     191.60        132.02
1990                         275.13     185.66         93.23
1991                         458.16     242.11        135.70
1992                         566.49     260.53        168.97
1993                         528.34     286.75        184.50
1994                         539.52     290.54        199.68
1995                         740.09     399.63        267.93
1996                         822.34     491.35        345.83
1997                        1309.00     655.22        543.24

                    1985       1986       1987       1988       1989       1990       1991       1992       1993       1994
                  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Interpublic.....     100.00     131.81     155.78     184.45     250.70     275.13     458.16     566.49     528.34     539.52
S&P 500.........     100.00     118.66     124.89     145.57     191.60     185.66     242.11     260.53     286.75     290.54
Peer Group......     100.00     106.87     112.00     115.03     132.02      93.23     135.70     168.97     184.50     199.68

                    1995       1996       1997
                  ---------  ---------  ---------
Interpublic.....     740.09     822.34    1309.00
S&P 500.........     399.63     491.35     655.22
Peer Group......     267.93     345.83     543.24

------------------------------

(1) Assumes $100 is invested on December 31, 1985, and that all dividends are reinvested.

(2) The Peer Group Index includes Interpublic, and in addition consists of Cordiant plc (formerly Saatchi & Saatchi plc), Omnicom, True North Communications Inc. (formerly Foote Cone & Belding), Grey Advertising and WPP Group. Total shareholder return is weighted according to market capitalization at the beginning of each annual period.

     An important objective of the Company is to create long-term reward for shareholders. The table that appears above has been presented to show comparative cumulative return over a twelve-year period.

                   2. APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    Price Waterhouse has been appointed and is acting as independent accountants of the Company for the year 1998. This firm has been the Company's independent accountants since 1952. Price Waterhouse has advised the Company that they are independent accountants with respect to the Company and its subsidiaries within the meaning of the rules and regulations of the Securities and Exchange Commission.

    A representative of Price Waterhouse is expected to be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions.

    If a majority of the shares of Common Stock present in person or by proxy and entitled to vote do not confirm the appointment of Price Waterhouse, the Board of Directors of the Company will take such vote into consideration and take action consistent to the extent practicable with the stockholders' vote and the Company's need for the services of independent accountants for the balance of the year 1998.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR CONFIRMATION OF THE APPOINTMENT OF PRICE WATERHOUSE.

              3. STOCKHOLDERS' PROPOSAL REGARDING NORTHERN IRELAND

    Interpublic is advised that three stockholders intend to present the proposal set forth below for consideration and action by stockholders at the Annual Meeting. The names and addresses of these three stockholders and the number of shares of Common Stock each has stated that each owns will be furnished by Interpublic promptly upon receipt by Interpublic of an oral or written request for such information. The stockholders' proposal is as follows:

        WHEREAS, the Interpublic Group has a wholly-owned subsidiary in Northern Ireland, McCann-Erickson Belfast Ltd.,

        WHEREAS, the on-going peace process in Northern Ireland encourages us to search for non-violent means for establishing justice and equality;

        WHEREAS, employment discrimination in Northern Ireland has been cited by the International Commission of Jurists as being one of the major causes of the conflict in that country; and

        WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace Laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

           1. Increasing the representation of individuals from under represented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

           2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

           3. The banning of provocative religious or political emblems from the workplace.

           4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from under represented religious groups.

           5. Layoff, recall, and termination procedures should not in practice, favor particular religious groupings.

           6. The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

           7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

           8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

           9. The appointment of a senior management staff member to oversee the Company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

    RESOLVED, Shareholders request the Board of Directors to:

        1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

                              SUPPORTING STATEMENT

    - We believe that our Company benefits by hiring from the widest available talent pool. An employee's ability to do the job should be the primary consideration in hiring and promotion decisions.

    - Continued discrimination and worsening employment opportunities have been cited as contributing to support for a violent solution to Northern Ireland's problems.

    - Implementation of the MacBride Principles by the Company will demonstrate its concern for human rights and equality of opportunity in its international operations.

    PLEASE VOTE YOUR PROXY FOR THESE CONCERNS.

                     INTERPUBLIC'S STATEMENT IN OPPOSITION

    Interpublic has one advertising agency in Northern Ireland, McCann-Erickson Belfast, which was acquired in June 1986. This agency has about 32 employees.

    Management of Interpublic believes that McCann-Erickson Belfast's policies and practices are consistent with Interpublic's policy to recruit, employ and promote all qualified personnel without regard to race, creed, color, national origin, sex, age, veteran status or disability.

    The Company shares the proponents' concern for human rights and equality of opportunity as well as the need to encourage employment and opportunity in Northern Ireland. It believes that an effective commitment to fair employment has been made in good faith by McCann-Erickson Belfast, and that implementation of all of the MacBride Principles is not necessary or desirable under the circumstances. Furthermore, it is not practical or prudent for the Board of Directors of the Company to develop solutions in the United States to problems unique to Northern Ireland.

    Interpublic believes that McCann-Erickson Belfast is in full compliance with the Fair Employment (Northern Ireland) Act of 1989, as amended, effective in Northern Ireland. Under this law, an employee designated as the Monitoring Officer is required to monitor the religious composition of the workforce and to submit a statutory annual report to the Fair Employment Commission. The Monitoring Officer for McCann-Erickson Belfast reports he has found no evidence of religious or political discrimination in the composition of its workforce.

    McCann-Erickson Belfast ("MEB") has adopted and implements the following Policy Statement on Religious Equality of Opportunity in Employment:

        (1) Overall responsibility for policy and practice has been undertaken by the Managing Director, although it is emphasized that employees at every level within the organization have a responsibility in the promotion of equality of opportunity in employment.

        (2) MEB endorses the merit principle, namely that the best individual for a job will be selected without regard for his or her religious belief or perceived religious affiliation. This principle applies both to permanent payroll and temporary positions. The merit principle is confirmed as applying to recruitment to the Company, training, transfer and promotion.

        (3) Job vacancies which require external candidates will be advertised in the press or lodged with accredited organizations including the job centers in a way which ensures that qualified candidates across the community are made aware of such opportunities. Word of mouth as a means of securing applicants is discontinued.

        (4) MEB will periodically review its selection criteria and procedures to maintain a system where individuals are selected, promoted and treated solely on the basis of their merits and those abilities which are appropriate to the job. Such reviews may include the evaluation of existing and new objective tests related to clearly defined job attributes.

        (5) MEB will monitor the religious composition of the total employee body by defined job groupings and will carry out compositional analyses of all applicants for vacancies at every level. The religious affiliation records will be maintained, summarized and analyzed by the Monitoring Officer.

        (6) Where compositional analysis points to the need for further affirmative action, MEB will determine what action is required to be taken and will diligently implement appropriate action.

        (7) MEB will distribute and publicize this policy statement throughout the premises and elsewhere as is from time to time appropriate.

        (8) MEB will ensure through the grievance procedure that any employee who believes that inequitable treatment has been applied to him or her within the scope of this policy is afforded full opportunity to raise the matter.

        (9) All employees have a responsibility to accept their personal involvement in the practical application of this policy, but specific responsibility falls upon management who are involved in recruitment, employee administration and training.

        (10) It is the responsibility of all employees in conjunction with MEB to foster and encourage a harmonious working atmosphere in which no section of the community feels threatened or intimidated because of their religion.

VOTE REQUIRED

    The affirmative vote of the majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the stockholders' proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDERS' PROPOSAL REGARDING NORTHERN IRELAND.

                            SOLICITATION OF PROXIES

    The solicitation of proxies is made on behalf of the Management of the Company. Solicitation of proxies will be primarily by mail. In addition, proxies may be solicited in person or by telephone, telefax or other means by officers, directors and employees of the Company, for which they will receive no additional compensation. Banks, brokers and others holding stock in their names or in the names of nominees will be reimbursed for out-of-pocket expenses incurred in sending proxy material to the beneficial owners of such shares. The cost of solicitation will be borne by the Company. D.F. King & Co., New York, N.Y., has been retained to assist the Company in the distribution of proxy materials to, and the solicitation of proxies from, brokers and other institutional holders at a fee of $7,500, plus reasonable out-of-pocket expenses. The Company also has agreed to indemnify D.F. King for certain liabilities, including liabilities arising under the federal securities laws.

    The Management is not aware of any other matters which may be brought before the meeting. If other matters not now known come before the meeting, the persons named in the accompanying form of proxy or their substitutes will vote such proxy in accordance with their best judgment.

                                          By Order of the Board of Directors,
                                          NICHOLAS J. CAMERA
                                          SECRETARY

April 17, 1998

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
          THE COMPANY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 18, 1998


P
R The undersigned hereby constitutes and appoints Eugene P. Beard, Philip H.
O Geier, Jr. and Nicholas J. Camera, and each of them, his true and lawful
X agents and proxies, with full power of substitution in each, to represent the Y undersigned at the Annual Meeting of Stockholders of THE INTERPUBLIC GROUP OF
  COMPANIES, INC. to be held in The Equitable Center, 787 Seventh Avenue, New York, New York, on Monday, May 18, 1998 at 9:30 A.M. Eastern Time, and at any adjournments thereof, on all matters to come before the meeting.


Election of Directors. Nominees:

Eugene P. Beard, Frank J. Borelli, Reginald K. Brack,
Jill M. Considine, John J. Dooner, Jr., Philip H. Geier, Jr.,
Frank B. Lowe, Leif H. Olsen, Martin F. Puris,
Allen Questrom and J. Phillip Samper.




YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. HOWEVER, THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS CARD.

                                                           SEE REVERSE SIDE

/X/  Please mark your
     votes as in this
     example.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE DIRECTOR NOMINEES, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3 AND IN THE DISCRETION OF THE PROXY HOLDERS ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.


                     FOR              WITHHELD                                            FOR      AGAINST      ABSTAIN
1. Election of      /   /              /   /                2. Confirmation of           /   /      /   /        /   /
   Directors.                                                  independent accountants.
   (see reverse)

For, except vote withheld from the following nominee(s):    3. Stockholders' Resolution
                                                               Regarding Northern
                                                               Ireland


The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.



SIGNATURE(S)_______________________________________  DATE________________
NOTE: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.